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                                   EXHIBIT 5.1




June 21, 1995



Silicon Valley Bancshares
2248 North First Street
San Jose, CA 95131

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Silicon Valley Bancshares (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of two hundred fifty thousand (250,000) shares of the Company's Common Stock, no par value, (the "Shares") and an indefinite number of interests in the Silicon Valley Bank 401(k) and Employee Stock Ownership Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement, the Plan, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM



By:  /s/ Michael R. Jacobson
     -------------------------
     Michael R. Jacobson



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